FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is entered into on November 8, 2010 by and between Searchlight Minerals Corp., a Nevada corporation (“Company”) and Martin B. Oring (“Executive”).

WHEREAS, Company and Executive desire to amend that certain Employment Agreement dated October 1, 2010 (the “Agreement”), effective as of the date of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.         The first sentence of Section 4.1.1. of the Agreement is hereby deleted in its entirety and replaced with the following:

“Gross monthly salary of $2,500.00 (“Base Salary”), payable twice per month, at the rate of $1,250.00 on the 15th and last day of each month during which Executive performs his duties under this Agreement.”

2.         This Amendment shall be effective as of the date of the Agreement.  All other terms and provisions of the Agreement remain in full force and effect.  This Amendment may be executed in one or more counterparts, including by fax or by e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first written above at Searchlight, Nevada.

SEARCHLIGHT MINERALS CORP.

	By:	/s/ Carl S. Ager
/s/ Martin B. Oring	Name:	Carl S. Ager
Martin B. Oring	Title:	Vice President